Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

GENERAL MOTORS HOLDINGS LLC,

GM CRUISE HOLDINGS LLC

and

SOFTBANK VISION FUND (AIV M1) L.P.

Dated as of May 31, 2018

Table of Contents

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND

i

Section 4.10     No Other Representations and Warranties; Non-Reliance on Parent

Section 5.7     Termination of Intercompany Arrangements; Preservation of

Section 8.5     Limitations on Indemnification for Breaches of Representations
and Warranties ..............................................................................................29
Section 8.6     Adjustments to Losses; Limitations on Remedies; Calculation of

ii

EXHIBITS
EXHIBIT A     Form of Amended and Restated LLC Agreement

SCHEDULE
SCHEDULE A     Disclosure Letter

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of May
31, 2018, by and among General Motors Holdings LLC, a Delaware limited liability company
(“Parent”), GM Cruise Holdings LLC, a Delaware limited liability company and wholly owned
Subsidiary of Parent (the “Company”), and SoftBank Vision Fund (AIV M1) L.P., a Delaware
limited partnership (“Buyer”). Certain capitalized terms have the meanings set forth in Section
9.12.

W I T N E S S E T H:

WHEREAS, the Company was formed by Parent, by the filing of a certificate of formation with the Secretary of State of Delaware on May 23, 2018;

WHEREAS, Parent will, at or prior to the Closing, engage in the Restructuring in accordance with the terms set forth herein such that, after giving effect to the Restructuring, the
Company will be the direct owner of the equity interests of the Transferred Entities;

WHEREAS, on the terms and subject to the conditions contained herein, (a) at or prior to the Closing, Parent will cause the Company to, and the Company will, issue to Parent, and Parent will subscribe for and purchase, the Parent Shares, and (b) at the Closing and following the issuance of the Parent Shares to Parent, Parent will cause the Company to, and the
Company will, issue to Buyer, and Buyer will subscribe for and purchase, the Buyer Shares and the Company will admit Buyer as a member of the Company; and

WHEREAS, in connection with the foregoing, and in accordance with the terms and conditions hereof, (a) concurrently with the execution of this Agreement, General Motors
Company, a Delaware corporation (“GM PubCo”), and SB Investment Advisers (UK) Limited, a
private limited company incorporated under the laws of England and Wales, are entering into that certain Standstill Agreement (the “Standstill Agreement”), (b) at the Closing, the Company’s
Existing LLC Agreement will be amended and restated pursuant to an Amended and Restated
Limited Liability Company Agreement, the form of which is attached hereto as Exhibit A (as amended and restated, the “LLC Agreement”), (c) prior to or at the Closing, Parent and the
Company shall (directly or through one or more designated Affiliates, as applicable) enter into the Engineering and Design Services Agreement (the “Engineering Design Services
Agreement”), the Intellectual Property Matters Agreement (the “IP Matters Agreement”), the
Indemnity Agreement (the “Indemnity Agreement”), and the Administrative and General
Services Agreement (the “Services Agreement”), and (d) subject to Section 5.6, prior to or at the
Closing, Parent and the Company will (directly or indirectly through one or more designated
Affiliates, as applicable) enter into the Commercial Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree hereby as follows:

ARTICLE I
ISSUANCE AND DELIVERY OF SHARES

Section 1.1     Issuance on the Closing Date. On the terms and subject to the conditions contained herein, at the Closing, Parent shall cause the Company to issue, sell and deliver to
Buyer, and Buyer shall subscribe for, purchase and acquire from the Company 900,000 Class A-
1-A Preferred Shares with a capital value of $1,000 per share (the “Buyer Shares”), free and clear of all Liens (other than any Liens under securities Laws or Liens or other transfer restrictions under the LLC Agreement), in consideration for payment by Buyer of an amount equal to $900,000,000 in cash (the “Purchase Price”). The subscription and sale of the Buyer
Shares is referred to in this Agreement as the “Issuance”.

Section 1.2     Tax Treatment. The Parties intend the Issuance, together with the Parent
Contribution, the transfer of the Transferred Entities as part of the Restructuring and the grant of certain rights by Parent to the Company under the IP Matters Agreement, to be treated as a taxfree contribution pursuant to Section 351 of the Code. The Parties shall not take any position that is inconsistent with this Section 1.2 for any Tax reporting purpose unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law).

ARTICLE II
CLOSING

Section 2.1     Closing; Closing Date. The closing of the Issuance (the “Closing”) shall take place at 10:00 a.m. New York time at the offices of Kirkland & Ellis LLP, 601 Lexington
Avenue, New York, New York, 10022, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which, by their nature, are to be satisfied on the Closing Date (but subject to the satisfaction or waiver of such conditions at such time)), or at such other place, date and time as the Parties may agree in writing; provided that, unless otherwise agreed to in writing by Parent and Buyer, in the event the Closing Date would otherwise occur prior to June 29, 2018, the Closing Date shall instead be extended to June 29, 2018 (subject to the continued satisfaction or waiver of the conditions set forth in Article VI at such time). The date on which the Closing occurs is referred to in this
Agreement as the “Closing Date”.

Section 2.2     Deliveries by Buyer at the Closing.

At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(a)         to the Company (or such other Person as the Company shall designate in writing), the Purchase Price, in cash paid by wire transfer of immediately available funds to an account designated by Parent or the Company free and clear of any withholding; and

(b)     to the Company and Parent a duly executed counterpart to the LLC
Agreement.

Section 2.3     Deliveries by Parent at the Closing.

At the Closing, Parent shall deliver, or cause to be delivered by the Company, to
Buyer the following:

(a)     a true and correct copy of the Members Schedule to the LLC Agreement reflecting that (i) the Buyer Shares have been issued and duly registered in the name of Buyer and (ii) the Parent Contribution has occurred and the Parent Shares have been issued and duly registered in the name of Parent;

(b)     duly executed counterparts of the Engineering Design Services
Agreement, in substantially the form agreed to by the Parties on the date of this Agreement (the
“Engineering Design Services Agreement”);

(c)     duly executed counterparts of the IP Matters Agreement, in substantially the form agreed to by the Parties on the date of this Agreement (the “IP Matters Agreement”);

(d)     duly executed counterparts of the Indemnity Agreement, in substantially the form agreed to by the Parties on the date of this Agreement (the “Indemnity Agreement”);

(e)     duly executed counterparts of the Services Agreement, in substantially the form agreed to by the Parties on the date of this Agreement (the “Services Agreement”);

(f)     evidence reasonably satisfactory to Buyer that the Restructuring has been completed in accordance with the terms of this Agreement; and

(g)     a duly executed counterpart to the LLC Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY
GROUP

Except as disclosed in (a) any document or report filed or furnished by GM
PubCo with the U.S. Securities and Exchange Commission after January 1, 2017 and prior to the date of this Agreement (excluding any disclosures contained in the “Risk Factors” sections of any such filings, any disclosure of risks set forth in any “Forward-Looking Statements”
disclaimer contained in any such filings and any other disclosures in such filings that are similarly cautionary, non-specific or predictive in nature) (the “GM SEC Filings”), or (b) the disclosure letter delivered by Parent to Buyer prior to entering into this Agreement and attached as Schedule A hereto (the “Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent hereby represents and warrants to Buyer, as of the date of this
Agreement and as of the Closing Date, as follows:

Section 3.1     Corporate Organization; Subsidiaries. Parent is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.
Each member of the Company Group (a) is a corporation or other organization duly organized,

validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, (b) has the requisite corporate or other organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (c) is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except, in each case, where such failures to be so qualified and in good standing, or to have such power, is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

Section 3.2     Authority and Validity. The Company and Parent (or, in the case of the other Transaction Agreements, their designated Affiliates, as applicable) each have the requisite power and authority to execute and deliver this Agreement and the other Transaction
Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other
Transaction Agreements to which each of the Company and/or Parent (or, in the case of the other
Transactions Agreement, their designated Affiliates, as applicable) is a party and the consummation of the Transactions have been duly and validly authorized by the Company,
Parent and any such Affiliate, as applicable, and no other action on the part of the Company,
Parent or any such Affiliate, as applicable, is necessary to approve the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party or to consummate the
Transactions. This Agreement and the Standstill Agreement have each been, and the other
Transaction Agreements to which any of the Company, Parent or their designated Affiliates, as applicable, is a party will be at the Closing, duly and validly executed and delivered by the
Company, Parent and such designated Affiliates, as applicable, and when executed and delivered
(assuming due authorization, execution and delivery by Buyer and the other parties thereto) will constitute valid and binding obligations of the Company, Parent, and such Affiliates, as applicable, enforceable against the Company, Parent or such Affiliate, as applicable, in accordance with their respective terms, except as may be limited by applicable bankruptcy, fraudulent transfer, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 3.3     Non-Contravention. Neither the execution, delivery and performance by the Company or Parent of this Agreement and the other Transaction Agreements to which the
Company, Parent and/or one or more of their designated Affiliates, as applicable, is or will be a party, nor the consummation of the Transactions, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration of or cancellation under any obligations or loss of a material benefit under, or result in the creation of any Lien on any of the assets that will be owned by the Company Group after giving effect to the Restructuring pursuant to, any provision of (a) the organizational documents of any member of the Company Group or Parent, (b) any applicable Law or order, judgment or decree (each, an “Order”) of any Governmental Authority,
(c) any Contract to which any member of the Company Group is a party, subject or bound (or will be a party, subject or bound after giving effect to the Restructuring) or any Contract necessary for the operation of the business of the Company Group as currently conducted to which Parent is a party, subject or bound (or will be a party, subject or bound after giving effect to the Restructuring), or (d) any of the approvals, authorizations, consents, licenses, permits or certificates (the “Permits”) granted by a Governmental Authority that are necessary for the operation of the business of the Company Group as currently conducted, whether held by or in the name of a member of the Company Group or Parent, except in the case of clauses (b), (c) or
(d), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, and do not and would not reasonably be expected to, individually or in the aggregate, materially delay or impair the ability of Parent or the Company to consummate the Transactions.

Section 3.4     Consents and Approvals. No consent, approval, waiver, authorization,
Order, Permit, registration, declaration, exemption, filing, notification or other order of, or other action by, any Person is required or necessary for the execution, delivery and performance by the
Company or Parent of this Agreement or any other Transaction Agreement to which the
Company, Parent, and/or one or more of their Affiliates, as applicable, is a party or the consummation by the Company or Parent of the Transactions, other than (a) as may be required under any applicable state securities or “blue sky” Laws, or (b) as may be required as a result of facts and circumstances relating solely to Buyer or its Affiliates, except for those consents, approvals, waivers, authorizations, Orders, Permits, registrations, declarations, exemptions, filings, notifications or other orders of, or actions by, any Person that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, and do not and would not reasonably be expected to, individually or in the aggregate, materially delay or impair the ability of Parent or the Company to consummate the
Transactions.

Section 3.5     Capitalization.

(a)     The Company was formed solely for the purpose of engaging in the
Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Except for the LLC Agreement, neither Parent nor the
Company is a party to any equityholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal and co-sale agreement, management rights agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of AVCo Equity Interests or other interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase AVCo Equity Interests or other ownership interests of the Company.

(b)     As of the date of this Agreement, (i) Parent owns 100 shares of Class A-2 of the Company and 100 shares of Class C of the Company, which constitute all of the issued and outstanding equity interests in the Company, (ii) all such issued and outstanding shares are duly authorized and validly issued, and such shares have not been issued in violation of any preemptive or similar rights and (iii) all such issued and outstanding shares have been issued pursuant to valid exemptions from registration under the Securities Act of 1933, as amended (the
“Securities Act”), and all other applicable securities laws. As of the date of this Agreement, there are no outstanding (A) AVCo Equity Interests or other interests of the Company subject to any vesting, transfer or other restrictions or (B) rights or obligations of the Company to repurchase, redeem or otherwise acquire AVCo Equity Interests or other interests of the
Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase AVCo Equity Interests or other ownership interests of the Company.
There are no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote on any matter of the Company (other than any Intercompany Accounts which will be settled prior to Closing pursuant to Section 5.7).

(c)     As of immediately subsequent to the Closing, (i) the only equity interests in the Company issued and outstanding are those set forth on the Members Schedule to the LLC
Agreement (the “AVCo Equity Interests”) and (ii) other than the AVCo Equity Interests and equity interests to be issued pursuant to the EIP, no membership interests or other voting securities of or equity interests in the Company are issued, reserved for issuance or outstanding and no securities of the Company convertible into or exchangeable or exercisable for membership interests or other voting securities of or equity interests in the Company are issued or outstanding. As of the Closing Date, the Buyer Shares have the terms and conditions and entitle the holders thereof to the rights set forth in the LLC Agreement and will be free and clear of all Liens (other than any Liens under securities Laws or Liens or other transfer restrictions under the LLC Agreement). Other than the AVCo Equity Interests and equity interests to be issued pursuant to the EIP or the LLC Agreement, as at the Closing there are no outstanding options, warrants, calls, rights of conversion or exchange or other agreements, arrangements or contracts of any kind or character, whether written or oral, relating to the ownership interest in the Company to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any ownership interest in the
Company.

(d)     After giving effect to the Restructuring, the Company will own, directly or indirectly, all of the outstanding equity interests of the Transferred Entities, free and clear of any
Liens (other than any restrictions under securities Laws). There are no outstanding options, warrants, calls, rights of conversion or exchange or other agreements, arrangements or contracts of any kind or character, whether written or oral, relating to the ownership interest in any
Transferred Entity to which a Transferred Entity is a party, or by which any of them are bound, obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, any ownership interest of any Transferred Entity.

Section 3.6     Legal Proceedings. As of the date of this Agreement, except, if adversely determined, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, there are no legal, administrative, arbitration or other proceedings, claims, actions or governmental, audits or regulatory investigations of any nature (each, a “Legal Proceeding”) pending or, to the Knowledge of
Parent, threatened against any member of the Company Group or any of their respective properties or assets, or any of the directors or officers of the Company Group with regard to their actions as directors or officers of the Company Group, at Law or in equity by any Person, or before or by any Governmental Authority. Neither Parent nor any member of the Company
Group is subject to any Order of any Governmental Authority that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. As of the date of this Agreement, no member of the Company Group is subject to any settlement agreement with respect to any Legal Proceeding, whether filed or threatened (other than a separation and release agreement entered into with a departing employee or consultant), which contains ongoing payment or other material obligations.

Section 3.7     Taxes and Tax Returns.

(a)     All income and other material Tax Returns required to be filed by or with respect to any member of the Company Group have been timely filed or requests for extensions have been timely filed and any such extensions shall have been granted and not expired and all such Tax Returns are true, complete and correct in all material respects. All members of the
Company Group have timely paid, or caused to be paid, all material amounts of Taxes due and payable (whether or not shown as due on such Tax Returns).

(b)     All members of the Company Group have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes.

(c)     No claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file Tax Returns with respect to a particular
Tax that such member is or may be subject to taxation in such jurisdiction.

(d)     There are no material Liens for any Tax (other than Permitted Liens) upon any asset that will be owned by Company Group immediately following the Restructuring.

(e)     No waiver or agreement by a member of the Company Group is in force for the extension of time for the assessment or payment of any Taxes.

(f)     There are no pending audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of any member of the Company Group and no written notification has been received by any member of the Company Group that such an audit, examination, investigation or other proceeding in respect of a material amount of Taxes is proposed or threatened, other than, in each case, any audit, examination, investigation or proceeding in respect of any affiliated group (within the meaning of Section 1504 of the Code) or any other affiliated, combined, consolidated, unitary or similar group under any state, local or
non-U.S. Law, in each case, the common parent of which is (i) GM PubCo or (ii) any Subsidiary of GM PubCo that is not a member of the Company Group. No Governmental Authority has asserted in writing any deficiency, claim or proposed adjustment with respect to a material amount of Taxes of any member of the Company Group, which deficiency, claim or proposed adjustment has not been satisfied by payment, settled or withdrawn, other than any deficiency, claim or proposed adjustment in respect of any affiliated group (within the meaning of Section
1504 of the Code) or any other affiliated, combined, consolidated, unitary or similar group under any state, local or non-U.S. Law, in each case, the common parent of which is (i) GM PubCo or
(ii) any Subsidiary of GM PubCo that is not a member of the Company Group.

(g)     No member of the Company Group has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code), other than any such group the common parent of which was GM PubCo or any member of the Company Group, (ii) been a member of an affiliated, combined, consolidated, unitary, or similar group under any state, local or non-U.S.
Law, except, in each case, any such group the common parent of which was GM PubCo or any member of the Company Group, or (iii) any liability for Taxes of any Person (other than a member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or non-U.S. Law), as a transferee or successor, or operation of law, except, in each case, any such liability relating to a group described in clauses (i) and (ii), the common parent of which was GM PubCo or any member of the Company Group.

(h)     No member of the Company Group is a party to or bound by, or has any material obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement (other than any such Contract or arrangement (i) entered into in the ordinary course of business and that does not relate primarily to Tax or (ii) entered into in connection with the Transactions and agreed to by Buyer).

(i)     The Company has made an election to be treated as a corporation for U.S.
federal income tax purposes under Treasury Regulation Section 301.7701-3 and has not made any subsequent election to the contrary.

(j)     None of the assets of any member of the Company Group (i) consist of unclaimed or abandoned property of any other Person or (ii) would otherwise be subject to the reporting or escheatment Laws of any jurisdiction in respect of unclaimed or abandoned property.

Section 3.8     Labor and Employment Matters.

(a)     No member of the Company Group is, or will be after giving effect to the
Restructuring, a party to, or bound by, the terms of, any collective bargaining agreement or any other arrangement, formal or informal, with any labor union or organization which obligates any member of the Company Group to recognize a union as the bargaining representative of any of the Company Group’s employees or to compensate the Company Group’s employees at prevailing rates or union scale, nor are any of the Company Group’s employees represented by any labor union or organization or party to any collective bargaining agreements with respect to their employment by any member of the Company Group.

(b)     There are no (i) strikes, work stoppages, work slowdowns or lockouts, or
(ii) material unfair labor practice charges, material grievances or material complaints, in each of items (i) and (ii), pending or, to the Knowledge of Parent, threatened, by or on behalf of any employee or group of employees that will be employed by the Company Group as of the date hereof and as at the Closing. Each member of the Company Group is, and has been since May
13, 2016, in compliance, in all material respects, with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, social benefits contributions, severance pay, WARN, collective bargaining, discrimination, civil rights, safety and health, immigration, discrimination, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax.

(c) Section 3.8(c) of the Disclosure Letter contains a complete and correct list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material benefit or compensation plan, program, policy, Contract, agreement or arrangement with respect to which the Company Group has, or will have immediately after giving effect to the
Restructuring, any Liability (each, a “Benefit Plan”). Each Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the

Code has received a determination, opinion or advisory letter from the IRS to that effect. No member of the Company Group has, or will have immediately after giving effect to the
Restructuring, any Liability with respect to a plan subject to Section 412 of the Code or Title IV of ERISA, or on account of being considered a single employer under Section 414 of the Code with any other Person. All contributions and premium payments required to have been made under any of the Benefit Plans by applicable Law (without regard to any waivers granted under
Section 412 of the Code) have been timely made, except as would not reasonably be expected to result in a material liability to the Company Group.

Section 3.9     Material Contracts.

(a)     Excluding the Transaction Agreements, no member of the Company
Group is a party to or bound by, or will be a party to or bound by after giving effect to the
Restructuring, any Contract that is in effect as of the date of this Agreement:

(i)     that is required by its terms or is currently expected to result in the payment by the Company Group of more than $1,000,000 in the current fiscal year, in each case other than purchase orders entered into in the ordinary course of business;

(ii)     that is a note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any third party;

(iii)     relating to (A) the acquisition or disposition of any business, properties, assets or capital stock of any member of the Company Group or any other
Person, whether by merger, purchase or sale of stock or assets or otherwise, that contains material ongoing obligations of any member of the Company Group (in each case excluding any Contracts relating to the acquisition or disposition of any assets in the ordinary course of business), or (B) the grant to any Person of any preferential rights to purchase any properties or assets of the Company Group;

(iv)     that (A) limits, curtails or restricts the ability of any member of the
Company Group to compete in any geographical area, market or line of business, (B)
restricts the Persons to whom any member of the Company Group may sell products or deliver services or (C) restricts the Company or any of its Subsidiaries from soliciting or hiring any Person;

(v)     pursuant to which (A) the Company Group receives, or Parent receives for the exclusive benefit of the Company Group, a license or covenant not to sue with respect to any Intellectual Property that is material to the operation of the business of the Company Group as currently conducted (excluding any Contracts for the use of commercially-available software or data available on commercially-available terms for an annual or up-front license fee (whichever is higher) of less than $100,000) (“Inbound
Intellectual Property License”), (B) Parent or the Company Group grants a license to or covenant not to sue with respect to any Parent Intellectual Property or Company Group
Intellectual Property, except for non-exclusive rights that would not reasonably be expected, individually or in the aggregate, to be materially adverse to the business of the
Company Group as currently conducted, (C) the Company Group has acquired any material Company Group Intellectual Property from, or Parent has acquired on behalf of the Company Group any material Parent Intellectual Property from, any third party
(excluding employees and independent contractors), or (D) the Company Group retains a third party (other than employees or independent contractors) to perform development of
Intellectual Property relating to the business of the Company Group or performs joint development with a third party relating to the business of the Company Group, in each case excluding any Contracts with annual or up-front (whichever is higher) payments of less than 1,000,000; excluding in each case any Transaction Agreements and any
Intercompany Agreements;

(vi)     covering real property; or

(vii)     relating to the employment by any Company Group member of any of its or their employees that provides for payment of base salary or base wage rate in excess of $250,000 per year (other than offer letters to “at will” employees issued in the ordinary course of business).

Each Contract set forth in Section 3.9(a) of the Disclosure Letter, together with each contract of the type described in subclauses (i)–(vii) above that is entered into after the date of this Agreement and prior to the Closing Date, is referred to herein as a “Material Contract”.

(b)     Parent has made available to Buyer a true, correct and complete copy of each Material Contract as of the date of this Agreement. As of the date of this Agreement, each
Material Contract is valid and binding on the applicable member of the Company Group
(subject, in each case, to applicable bankruptcy, fraudulent transfer, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity) and in full force and effect with respect to the applicable member of Company Group and, to the Knowledge of Parent, the other parties thereto, except for any such failure to be valid or binding or in full force and effect as is not and would not reasonably be expected to, individually or in the aggregate, material to the
Company Group, taken as a whole. As of the date of this Agreement, no member of the
Company Group nor, to the Knowledge of Parent, any other party to a Material Contract is in breach of or default under a Material Contract, except for such breaches or defaults that are not and would not reasonably be expected to be, individually or in the aggregate, material to the
Company Group, taken as a whole. As of the date of this Agreement, no member of the
Company Group has received any notice of termination or cancellation under any Material
Contract.

Section 3.10     Compliance with Applicable Laws; Permits. The Company Group is, and since May 13, 2016 has been at all times, in compliance in all material respects with all applicable Laws. The Company Group has, or has the benefit of by virtue of being an Affiliate of Parent, all Permits necessary for the conduct of the business of the Company Group as currently conducted, and the business of the Company Group has been since May 13, 2016 and is being conducted in compliance in all material respects with all such Permits. The Company
Group is not in material default or violation, and, to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation of any term, condition or provision of any material Permit.

Section 3.11     Intellectual Property.

(a)     Section 3.11(a) of the Disclosure Letter sets forth a list of all of the following that is owned by the Company Group as of the date of this Agreement (the “Company
Group Registered IP”): (i) issued patents and pending patent applications; (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights, and (iv) material registered Internet domain names. The Company Group owns the Company
Group Registered IP free and clear of all Liens, except Permitted Liens. The Company Group
Registered IP is subsisting and, to the Knowledge of Parent, valid and enforceable. To the
Knowledge of Parent, all other Company Group Intellectual Property is valid and enforceable.

(b)     The Company Group solely and exclusively owns (free and clear of all
Liens other than Permitted Liens) all Company Group Intellectual Property. To the Knowledge
of Parent, the Company Group has not identified in any of its written development plans in existence as of the date of this Agreement any licenses to be obtained for any specific Intellectual
Property owned by a third party that is not presently licensed to Parent or the Company Group, in each case excluding (i) licenses to be obtained in the ordinary course of business with respect to the Company IT Systems and (ii) other licenses for the use of commercially-available software or data available on commercially-available terms for an annual or up-front license fee
(whichever is higher) of less than $1,000,000.

(c)     To the Knowledge of Parent, the conduct of the business of the Company
Group as currently conducted does not infringe, misappropriate or otherwise violate and has not since May 13, 2016 infringed, misappropriated or otherwise violated any Person’s Intellectual
Property and there is no claim of such infringement, misappropriation or other violation pending or threatened in writing against Parent or the Company Group. Neither the Parent nor the
Company Group has received any written (or, to the Knowledge of the Parent, unwritten) notice from any Person in the two (2) years prior to the date hereof challenging the ownership, use, validity or enforceability of any material Parent Intellectual Property or any material Company
Group Intellectual Property. This Section 3.11(c) constitutes the sole and exclusive representation and warranty of Parent with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(d)     To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating and no Person has infringed, misappropriated or otherwise violated any
Parent Intellectual Property or Company Group Intellectual Property. Neither Parent nor the
Company Group has brought any claims relating to the infringement, misappropriation or other violation of any Parent Intellectual Property or Company Group Intellectual Property against any
Person since May 13, 2016.

(e)     Parent and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company Group. No Trade
Secret material to the Company Group has since May 13, 2016 been authorized to be disclosed or, to the Knowledge of Parent, has been actually disclosed by the Parent, its Subsidiaries or the

Company Group to any of their past or present employees or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use thereof. Parent and its
Subsidiaries (i) have policies whereby employees and contractors of Parent and its Subsidiaries who create or develop material Intellectual Property on behalf of or for the benefit of the
Company Group are required to assign to Parent or its Subsidiaries all of such employee’s or contractor’s rights in such Intellectual Property and (ii) all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to Parent or its Subsidiaries all of such employee’s or contractor’s rights in such Intellectual Property.

(f)     No government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Parent Intellectual Property or Company Group Intellectual Property, nor does any
Governmental Authority or any university, college, other educational institution, or research center own, has made a claim to own, have any other rights in or to (including through any
Intellectual Property License), or have any option to obtain any rights in or to, any Parent
Intellectual Property or Company Group Intellectual Property.

(g)     Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole: (i) the Company Group owns or has a valid right to use all material Company IT Systems; (ii) the Parent or the Company
Group, as applicable, has taken reasonable measures to maintain the performance and security of the Company IT Systems; and (iii) to the Knowledge of Parent, the Company IT Systems have not suffered any security breach or material malfunction or failure in the twelve (12) months prior to the date of this Agreement that has caused a significant disruption in the business of the
Company Group and has not been remediated in all material respects.

(h)     The Parent has policies and procedures in place for identifying any Open
Source Software used in a product prior to the commercial sale of such product, and determining whether such Open Source Software should be removed or replaced prior to such commercial sale. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Parent Software or the Company Group Software, in each case, in a manner that currently requires or obligates the Parent or the Company Group, based solely on the manner in which the Parent Software or the Company Group Software is as of the date of this Agreement used in the operation of the business of the Company Group as currently conducted, to disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) the source code for any Parent Software or the Company Group Software, as
applicable.

(i)     Section 3.11(i) of the Disclosure Letter sets forth a complete list of all
Contracts pursuant to which any member of the Company Group is obligated to provide to any
Person (other than Parent or its Subsidiaries or the Company Group) the source code for any
Parent Software or Company Group Software that is material to the conduct of the business of the Company Group as currently conducted (but excluding any such obligation arising under any
Open Source Software licenses) or pursuant to which the source code or related proprietary information of the Parent for any such Parent Software or the Company Group for any such
Company Group Software is deposited in or required to be deposited in escrow.

Section 3.12     Privacy and Data Security.

(a)     Except as is not and would not reasonably be expected to, be individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group and to the Knowledge of Parent, any Person acting for or on the Company Group’s behalf have at all times since May 13, 2016 complied with (i) all applicable Privacy Laws (to the extent applicable to the Company Group with respect to Persons acting for or on behalf of the Company Group),
(ii) all of the Company Group’s written policies and notices regarding Personal Information, and
(iii) all of the Company Group’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal
Information. The Company Group has not received in the past twelve (12) months prior to the date of this Agreement any written notice of any claims (including notice from third parties acting on its behalf) of, or been charged with, the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information. Since May
13, 2016 none of the Company Group’s privacy policies or notices have contained any material omissions or been misleading or deceptive in a manner that is not in compliance in all material respect with applicable Privacy Laws.

(b)     The Company Group has (i) implemented and at all times since May 13,
2016 maintained reasonable safeguards to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure; and
(ii) when engaging third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company
Group, made commercially reasonable efforts to ensure that such third parties have (A) agreed to comply with applicable Privacy Laws and (B) have taken reasonable steps to protect and secure the Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure in connection with their performance of services for the benefit of the Company
Group. Since May 13, 2016, to the Knowledge of Parent, any third party who has provided
Personal Information to the Company has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(c)     To the Knowledge of Parent, since May 13, 2016 there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal
Information in the possession or control of the Company Group or collected, used or processed by or on behalf of the Company Group and the Company Group has not provided or been required to provide any notices to any Person in connection with a disclosure of Personal
Information. The Company Group has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. Since May 13, 2016 the
Company Group has undertaken commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals. In the six (6) months prior to the date of this
Agreement, the Company Group has conducted a reasonable external penetration test using a qualified independent consulting firm, which did not identify any uncontained privacy or data security breaches, material issues, vulnerabilities or threats. Neither the Company Group nor any third party acting at the direction or authorization of the Company Group has paid (i) any unlawful perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party with respect to such data breach incident or cyber-attack.

Section 3.13     Broker’s Fees. None of Parent or its Subsidiaries has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees or advisor’s fees in connection with any of the Transactions for which any member of the Company Group will be liable.

Section 3.14     Affiliate Transactions. There are no legally binding transactions, agreements, arrangements or understandings between or among Parent or any Affiliate thereof or any current officer or director of any member of the Company Group, on the one hand, and any member of the Company Group, on the other hand (an “Affiliate Transaction”), other than (a)
with respect to officers and directors of the Company Group, offer letters and other agreements related to employment or employment terms, (b) the Transaction Agreements or such other
Contracts expressly described in the Transaction Agreements or (c) as will be terminated as of the Closing pursuant to Section 5.7.

Section 3.15     Financial Statements; Undisclosed Liabilities.

(a)     The unaudited financial statements of the Company Group set forth in
Section 3.15(a) of the Disclosure Letter, as of and for the year ended December 31, 2017 (the
“Financial Statements”) (i) were derived from the books and records of GM PubCo and financial data used in the preparation of the audited consolidated financial statements of GM PubCo as of and for the year ended December 31, 2017 that were included in GM PubCo’s Annual Report on
Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”), (ii) are based on allocations of certain costs of GM PubCo to the Company Group based on reasonable, good faith management assumptions utilized in the ordinary course of preparing the 2017 Form 10-K,
(iii) were prepared in conformity with GAAP applied on a consistent basis, except for (A) the absence of notes, (B) income tax asset, liability and expense accounts, which are included for consolidated reporting purposes solely at the GM PubCo level, but which are not included in the
Financial Statements, (C) the absence of incentive compensation costs relating to engineering expenses incurred by Parent on behalf of the Company Group, and (D) the application of purchase accounting to the acquisition of Strobe, Inc. and (iv) fairly present, in all material respects, the financial position of the Company Group as of the date thereof and for the period indicated therein, except as otherwise noted therein and for the impact of items referred to above
(including, for the avoidance of doubt, subclauses (iii)(B), (iii)(C) and (iii)(D) of this Section
3.15(a)), and, subject to (1) the fact that the Company Group was not operated on a stand-alone basis during such period and (2) the fact that the Financial Statements (and the allocations and estimations made by the management of GM PubCo in preparing such Financial Statements)
(x) were prepared for and utilized in the 2017 Form 10-K, (y) are not necessarily indicative of the costs that would have resulted if the Company Group had been operated on a stand-alone basis during such period, and (z) may not be indicative of any such costs to the Company Group that will result following the Closing.

(b)     Except (i) as and to the extent reserved or reflected against in the Financial
Statements, (ii) for Liabilities incurred by the Company Group in the ordinary course of business or as reasonably required in connection with this Agreement or any other Transaction Agreement or the Transactions, (iii) for Liabilities that are expressly disclosed in the Disclosure Letter,
(iv) as contemplated in subclauses (iii)(B), (iii)(C) and (iii)(D) of Section 3.15(a), and (v) for
Liabilities that are not and would not reasonably be likely to be, individually or in the aggregate, material to the Company Group, taken as a whole, there are no Liabilities of the Company Group of any kind.

(c)     The Company Group makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets in all material respects. None of Parent, any member of the Company Group or its or their independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves the Company Group’s management or any other current or former employee, consultant, contractor or manager of the Company Group who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company Group, or (ii)
any claim or allegation in writing regarding any of the foregoing.

Section 3.16     Absence of Certain Changes. Except as expressly contemplated by this
Agreement, between December 31, 2017 and the date of this Agreement (a) there has not been a
Material Adverse Effect and (b) the Company Group has not suffered any damage, destruction or loss of any material property or material asset, except ordinary wear and tear.

Section 3.17     Real Property The Company Group does not currently own, and has never in the past owned, any real property. Section 3.17 of the Disclosure Letter sets forth a complete list of all real property and interests in real property leased by the Company Group as lessee or sublessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases”
and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the
Company Group. The Company Group has a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, under each of the Real Property Leases, and has not granted any other Person the right to occupy any of the premises subject to a Real Property
Lease.

Section 3.18     Tangible Personal Property. The Company Group has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the
Company Group (except as sold or disposed of subsequent to the date hereof in the ordinary course of business), free and clear of any and all Liens, other than Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of such property.

Section 3.19     Applicable ABAC/AML/Trade Laws. Since May 13, 2016:

(a)     To the Knowledge of Parent, neither the Company Group nor any
Associated Person of the Company Group has violated any of the Applicable ABAC Laws,
Applicable AML Laws or Applicable Trade Laws.

(b)     To the Knowledge of Parent, neither the Company Group nor any
Associated Person of the Company Group has (i) been fined or otherwise penalized under any of the Applicable ABAC Laws, Applicable AML Laws or Applicable Trade Laws, (ii) received a written notice from a Governmental Authority concerning an actual or possible violation by the
Company Group or any Associated Person of the Company Group of any of the Applicable
ABAC Laws, Applicable AML Laws or Applicable Trade Laws or (iii) received any other report or discovered any evidence suggesting that the Company Group or any Associated Person of the
Company Group has violated any of the Applicable ABAC Laws, Applicable AML Laws or
Applicable Trade Laws.

(c)     Neither any member of the Company Group nor any Associated Person of the Company Group is a Blocked Person or, to the Knowledge of Parent, has done anything that is likely to result in it or them becoming a Blocked Person.

Section 3.20     Insurance. All insurance policies held by or applicable to the Company
Group are in full force and effect. As of the date of this Agreement, no notice of cancellation or termination has been received by Parent or any member of the Company Group with respect to any of such insurance policies.

Section 3.21     No Other Representations and Warranties. Except for the representations and warranties contained in Article IV or in any other Transaction Agreement, Parent and the
Company each acknowledge that none of Buyer, its Affiliates or its or their Representatives
(i) has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or any of its Affiliates, or Representatives of any of the foregoing, furnished or made available to Parent, the Company or their respective Affiliates or any
Representatives of the foregoing and (ii) except as expressly otherwise provided herein or in any other Transaction Agreement, will have or be subject to any liability or indemnification obligation to Parent, the Company or their respective Affiliates resulting from the delivery, dissemination or any other distribution to Parent, the Company or their respective Affiliates or any Representatives of the foregoing, or the use by Parent, the Company or their respective
Affiliates or any Representatives of the foregoing, of any materials, documentation estimates, projections, forecasts, forward-looking information, business plans or other oral or other information during the course of due diligence or any negotiation process (including information memoranda, dataroom materials, projections, estimates, management presentations, budgets and financial data and reports).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Parent, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1     Corporate Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business, and is in good standing (if applicable)
in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except for where such failures to be so qualified and in good standing do not and would not reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions pursuant to the Transaction
Agreements to which Buyer is a party.

Section 4.2     Authority and Validity. Buyer has the corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which Buyer is a party and the consummation of the Transactions pursuant to the Transaction Agreements to which Buyer is a party, have been duly and validly authorized by Buyer and no other action on the part of Buyer is necessary to approve the execution and delivery of this Agreement or the other Transaction Agreements to which Buyer is a party or to consummate the Transactions pursuant to the Transaction Agreements to which Buyer is a party. This Agreement and the other Transaction Agreements to which Buyer is a party has been (or will be, as applicable) duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties thereto) constitutes, or will constitute (as applicable), valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, fraudulent transfer, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 4.3     Non-Contravention. Neither the execution, delivery and performance by
Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, nor the consummation by Buyer of the Transactions contemplated by the Transaction Agreements to which Buyer is a party, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (a) the governing documents of Buyer, or (b) any applicable Law or Order of any Governmental Authority (except for such conflicts or violations, in the case of this clause
(b), that do not and would not reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions contemplated by the Transaction
Agreements to which Buyer is a party).

Section 4.4     Consents and Approvals. No material consent, approval, waiver, authorization, Order, Permit, registration, declaration, exemption, filing, notification or other order of, or other action by, any Person is required or necessary for the execution, delivery and performance by Buyer of this Agreement or any other Transaction Agreement to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than (a) any filing required to obtain CFIUS Approval, (b) as may be required under any applicable state securities or “blue sky” Laws, and (c) as may be required as a result of facts and circumstances relating solely to the Company Group, Parent or their Affiliates, except for those consents, approvals, waivers, authorizations, Orders, Permits, registrations, declarations, exemptions, filings, notifications or other orders of, or other actions by, any Person that do not and would not reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions contemplated by the Transaction Agreements.

Section 4.5     Accredited Investor Status. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Buyer is an informed and sophisticated investor in securities and has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Buyer Shares and to bear the economic risks of such investment. Buyer has performed its own due diligence and business investigation with respect to the Company and been afforded the opportunity to ask questions of the Company’s management concerning the Company and the Buyer Shares. Buyer understands that its investment in the Buyer Shares involves a significant degree of risk.

Section 4.6     Investment Intention; Sale or Transfer. Buyer is acquiring the Buyer
Shares solely for its own account, for investment purposes and not with a view to, or for offer or sale in connection with, the distribution (as such term is used in Section 2(a)(11) of the Securities
Act) thereof. Buyer acknowledges that (a) the issuance of the Buyer Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and cannot be sold unless subsequently so registered or an exemption from such registration is available,
(b) the Buyer Shares may not be sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to, registration under the Securities Act and applicable securities laws, (c) neither the
Company nor any other Person is under any obligation to register the Buyer Shares under the
Securities Act or any state securities laws with respect to any offering thereof by Buyer or to comply with the terms and conditions of any exemption thereunder, except as otherwise provided in the Transaction Agreements, and (d) any sale or transfer of the Buyer Shares is subject to the restrictions contained in, and must comply with the terms and conditions of, the LLC Agreement applicable to such transfer or sale.

Section 4.7     Broker’s Fees. Neither Buyer nor any of its Affiliates have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees or financial advisor’s fees in connection with any of the Transactions.

Section 4.8     Legal Proceedings. As of the date of this Agreement, there are no Legal
Proceedings pending and, to the Knowledge of Buyer, there are no Legal Proceedings threatened against Buyer or any of its Affiliates or any of their properties or assets, or any of the managers or officers of the Buyer or its Affiliates with regard to their actions as managers or officers of the
Buyer or its Affiliates, before any Governmental Authority that will or would reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions pursuant to the Transaction Agreements to which Buyer is a party.

Section 4.9     Financial Capability. Buyer has and, at each of the Closing and the date payment is due and payable pursuant to Section 2.02(b) of the LLC Agreement, will have, uncalled capital commitments to fully pay and completely perform its payment obligations under this Agreement and Section 2.02(b) of the LLC Agreement and the transactions contemplated hereby and by Section 2.02(b) of the LLC Agreement. Such commitments, if funded, would not violate any investment limitation pursuant to Buyer’s governing documents, in each case taking into account all other investments made or to be made by Buyer.

Section 4.10     No Other Representations and Warranties; Non-Reliance on Parent
Estimates.

(a)     Except for the representations and warranties contained in Article III,
Buyer acknowledges that none of Parent, the Company or their respective Affiliates or any
Representatives of the foregoing (i) has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding Parent, the Company or their respective Affiliates or any Representatives of the foregoing, furnished or made available to
Buyer, its Affiliates or any of their Representatives and (ii) except as expressly otherwise provided herein or in any other Transaction Agreement, will have or be subject to any liability or indemnification obligation to Buyer, its Affiliates or any of its or their Representatives resulting from the delivery, dissemination or any other distribution to Buyer, its Affiliates or any of its or their Representatives, or the use by Buyer, its Affiliates or any of its or their Representatives, of any materials, documentation estimates, projections, forecasts, forward-looking information, business plans or other oral or other information during the course of due diligence or any negotiation process (including information memoranda, dataroom materials, projections, estimates, management presentations, budgets and financial data and reports).

(b)     In connection with the due diligence investigation of the Company Group, and the business thereof, by Buyer, Buyer and/or its Representatives have received and may continue to receive from Parent, its Affiliates and the Company Group and their respective
Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Group and its business and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to Buyer
(including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Buyer has not relied on such information.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1     Further Actions; Regulatory Approvals.

(a)     The Parties agree to (i) make a draft joint voluntary notice to CFIUS as soon as practicable following the Closing and (ii) promptly after responding to any comments
(either written or oral) from the CFIUS staff on the draft joint voluntary notice (or as soon as possible after CFIUS staff confirms it has no comments to the draft joint voluntary notice), a joint voluntary notice pursuant to the Exon-Florio Amendment to the Defense Production Act of
1950, 50 U.S.C. § 4565, as amended. Each Party further agrees to, subject to applicable Law relating to the sharing of information, (A) provide each other as promptly as practicable with such assistance as each reasonably requests for the purposes of such filings and (B) supply, as promptly as practicable and advisable (and in any case in the time periods set forth by CFIUS), any additional information and documentary material that may be required or requested by the applicable Governmental Authority.

(b)     The Parties shall use their reasonable best efforts to obtain CFIUS
Approval as promptly as practicable following the date of this Agreement; provided that Buyer shall not be required to propose, agree to, commit to, effect or accept any Burdensome Condition if such proposal, agreement, commitment, effect or acceptance is required to obtain the CFIUS
Approval.

(c)     Each of the Parties shall (and shall cause their respective Affiliates to) use its reasonable best efforts to cooperate reasonably with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions. The Parties shall jointly develop and agree to a strategy for obtaining CFIUS Approval and neither Party shall deviate from such mutually agreed approach without the prior written consent of the other Party. No P arty shall communicate with any
Governmental Authority regarding the CFIUS filing, CFIUS review or investigation, o r other inquiry without giving the other P arty sufficient prior notice of such communication and the opportunity to review and comment on any proposed written communication and, with respect to any oral communication, to the extent permitted by such Governmental Authority, to attend and/or participate in such conversation or meeting. The Parties shall keep each other timely apprised of any inquiries or requests for additional information from any Governmental
Authority, and shall comply as promptly as practicable and advisable with any such reasonable inquiry or request. Notwithstanding any other provision in this Agreement, the Buyer, Parent and the Company shall n o t have any obligations to share with the other any confidential business information unrelated to the Transactions, including to the extent such information is requested by CFIUS.

(d)     In connection with, and without limiting or expanding, the obligations set forth in this Section 5.1, each of the Parties agrees to use, and to cause their Affiliates to use, reasonable best efforts to consummate the Transactions as expeditiously as possible, including (i)
litigating (or defending) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging the

Transactions as violative of any Law, and (ii) resolving objections by a Governmental Authority as a condition to permit the Transactions to close without challenge. The Parties shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any
Governmental Authority with respect to the Transactions.

(e)     For the avoidance of doubt (and notwithstanding Section 5.1(b)), neither
CFIUS Approval nor the receipt of any approval, consent, registration, Permit, authorization or other confirmation from any Governmental Authority (or the expiration of any waiting period under the antitrust Laws of any jurisdiction) shall be a condition to the Closing, and, without limiting the generality of the foregoing, the failure to obtain CFIUS Approval or any such other approval, consent, registration, Permit, authorization or other confirmation shall not affect or limit the obligations of any Party to consummate the Issuance on the terms set forth in this
Agreement or give any rights or remedies to Buyer or its Affiliates with respect to the Issuance.

(f)     Notwithstanding anything to the contrary in this Agreement (including the first sentence of Section 5.1(b)), (i) none of Parent nor any of its Subsidiaries or other Affiliates shall be required to offer or commit to hold separate, sell, divest or dispose, or suffer any restriction on the operation, of any assets, properties or businesses of Parent or any of its
Subsidiaries or other Affiliates (including the members of the Company Group), and (ii) none of
Buyer nor any of its Subsidiaries or other Affiliates shall be required to offer or commit to sell, divest or dispose, or, without prejudice to the remainder of Buyer’s obligations in this Section
5.1 to obtain the CFIUS Approval (including the obligation to accept the measures set forth in parts (A) through (D), inclusive, in the definition of Burdensome Condition, if required by
CFIUS to obtain CFIUS Approval), suffer any restriction on the operation, management, or governance of, any assets, properties of Buyer or businesses of any portfolio companies (as such term is commonly understood in the private equity industry) of Buyer or its Subsidiaries or other
Affiliates or, with the sole exception of the Company, any companies in which Buyer or any of
Buyer’s Subsidiaries or other Affiliates hold a minority equity position.

Section 5.2     Initial Employee Equity Plan. Prior to, or as soon as reasonably practicable following the Closing, Parent shall establish an equity-based Employee Incentive
Program (the “EIP”) pursuant to which certain employees of the Company Group may be granted equity-based incentive compensation awards with respect to the equity interests of the
Company following the Closing. The terms and conditions of the EIP shall be consistent with those set forth on Section 5.2 of the Disclosure Letter.

Section 5.3     Cooperation. Except as otherwise provided herein, in case at any time after the date of this Agreement any further action is necessary to carry out the purposes of this
Agreement, the Parties agree to use their commercially reasonable efforts to take or cause to be taken all such reasonably necessary or appropriate action in accordance with and subject to the terms of this Agreement.

Section 5.4     Publicity. None of the Parties shall issue any press release or public or other widely disseminated announcement concerning this Agreement or the Transactions, or make any other public or other widely disseminated disclosure regarding the terms of this
Agreement or the Transactions without obtaining the prior written approval of the other Parties, which approval in any such case shall not be unreasonably withheld or delayed; provided,

however, that no Party shall be required to obtain such approval if, in its reasonable judgment, disclosure is required by applicable Law or by the applicable rules of any stock exchange on which such Party or its Affiliates lists securities; provided further, that the initial press release and the other initial public communications following the signing of this Agreement shall be in such forms as have been previously reviewed by and coordinated among the Parties.
Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit (a) Parent or any of its
Affiliates from (i) making internal announcements to, or otherwise communicating with, their respective employees or (ii) communicating with, and making disclosures to, investors, in each case so long as such announcements, communications and disclosures are consistent in all material respects with, and with no more detail than, the Parties’ prior public disclosures regarding the Transactions or (b) Buyer and its Affiliates from (i) making internal announcements to, or otherwise communicating with, their respective employees or (ii)
communicating with, and making disclosures to, investors, in each case so long as such announcements, communications and disclosures are consistent in all material respects with, and with no more detail than, the Parties’ prior public disclosures regarding the Transactions. At and after the Closing, the rights and obligations of Buyer and Parent with respect to the disclosure of information related to the Transactions or the Company Group will be governed exclusively by the LLC Agreement.

Section 5.5     Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration or other such Taxes, and all conveyance fees, recording charges and other fees and charges
(including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the Restructuring shall be paid by Parent when due, and any Transfer Taxes incurred in connection with the Issuance shall be paid by Buyer when due. The Company shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable law, Parent and Buyer will, and will cause their Affiliates, to join in the execution of any such Tax Returns and other documentation.

Section 5.6     Parent Additional Contribution; Definitive Documents.

(a)     At the Closing, Parent shall contribute to the Company an amount equal to
$1,100,000,000 in cash (the “Parent Contribution”), and, in exchange therefor and for the transfer of the Transferred Entities as part of the Restructuring and the grant of certain rights by
Parent to the Company under the IP Matters Agreement, the Company shall issue, assign, convey and deliver to Parent, at the Closing, 1,100,000 Class A-2 Preferred Shares and five 5,500,000
Class C Common Shares (the “Parent Shares”), free and clear of all Liens (other than any Liens under securities Laws or Liens or other transfer restrictions under the LLC Agreement).

(b)     Subject to the last sentence of this Section 5.6(b), between the date of this
Agreement and the Closing Date, Parent will use commercially reasonable efforts to prepare definitive agreements (each, a “Commercial Agreement”) with respect to the Service Parts
Supply Agreement Term Sheet, the Vehicle Supply Agreement Term Sheet, the Fleet Financing
Agreement Term Sheet and the Connected Services Supply Agreement Term Sheet, which such term sheets have been agreed to by the Parties on the date of this Agreement (the “Commercial
Agreement Term Sheets”), which Commercial Agreements shall and must be on terms and conditions consistent in all material respects with the terms and conditions set forth in the applicable Commercial Agreement Term Sheet. Parent will provide Buyer with a reasonable opportunity to review each such Commercial Agreement prior to the finalization and execution thereof. Notwithstanding anything to the contrary in this Section 5.6(b) or otherwise in this
Agreement, the failure by Parent to prepare or finalize any Commercial Agreement prior to the
Closing Date in and of itself shall not constitute a breach by Parent or the Company of their respective obligations under this Agreement or otherwise give rise to the failure of any condition set forth in Article VI.

(c)     Upon finalization of any Commercial Agreement prior to Closing, the relevant Commercial Agreement Term Sheet relating thereto shall automatically, and without any further action by any Person, be deemed null and void and removed as an Exhibit hereto and such Commercial Agreement shall be inserted as the relevant Exhibit and shall be executed and delivered by the parties thereto at Closing. In the event one or more of the Commercial
Agreements has not been finalized on or prior to Closing, then (i) each Commercial Agreement
Term Sheet related to such Commercial Agreements will be executed and delivered by Parent and the Company (or one or more of their designated Affiliates, as applicable) at the Closing and will constitute a valid and binding Contract (and will, prior to the finalization of a definitive agreement with respect thereto, be deemed a Commercial Agreement) in accordance with the terms thereof, and (ii) Parent and the Company will continue to use commercially reasonable efforts to finalize a definitive agreement with respect to such Commercial Agreement as promptly as practicable in a manner consistent with Section 5.6(b) (and it being understood, for the avoidance of doubt, that Buyer shall continue to have the rights of review provided to it under Section 5.6(b) with respect to such agreements) and (iii) upon finalization of each such
Commercial Agreement, such Commercial Agreement will be promptly executed by the parties thereto and will replace (and render null and void, other than for such matters as may be identified in the relevant Commercial Agreement) the relevant Commercial Agreement Term
Sheet(s).

Section 5.7     Termination of Intercompany Arrangements; Preservation of Agreements.

(a)     Effective as of not later than immediately prior to the Closing, except as set forth on Section 5.7(a) of the Disclosure Letter, Parent shall take all necessary action to cause all Intercompany Accounts in respect of intercompany financing or cash management activities
(and excluding, for clarity, ordinary course trade payables) then existing to be settled by way of capital contribution (including a contribution in respect of existing shares or in exchange for newly issued shares), dividend (in cash or in kind) or other repayment. For the avoidance of doubt, except as expressly contemplated by any of the Commercial Agreements or on Section
5.7(a) of the Disclosure Letter, as of immediately prior to the Closing all Intercompany Accounts in respect of intercompany financing or cash management activities (and excluding, for clarity, ordinary course trade payables) will be settled and no member of the Company Group will have any liabilities with respect thereto.

(b)     Except as provided in Section 5.7(a) or as expressly identified on
Section 5.7(b) of the Disclosure Letter, the Parties each agree that all written agreements, arrangements, commitments and understandings between any member or members of the
Company Group, on the one hand, and Parents or its Subsidiaries (other than the members of the
Company Group), on the other hand (the “Intercompany Agreements”), shall terminate immediately prior to the Closing. For the avoidance of doubt, except as provided in Section

5.7(a), the Commercial Agreements or as expressly identified on Section 5.7(b) of the Disclosure
Letter, as of immediately prior to the Closing no Intercompany Agreements will remain in effect.

Section 5.8     Pre-Closing Restructuring.

(a)     Prior to the Closing, Parent shall, and shall cause its applicable
Subsidiaries to, perform certain restructuring activities necessary so that the Transferred Entities will become Subsidiaries of the Company (the “Restructuring”). The Restructuring shall consist of those steps, actions and matters set forth on Section 5.8 of the Disclosure Letter and in no event will Parent or its Affiliates allocate or otherwise assign any liabilities to any member of the
Company Group in connection with the Restructuring (provided that, for the avoidance of doubt,
(i) any liability of the Transferred Entities will be retained by the Company Group and (ii) any liability allocated to the Company Group in any of the Transaction Agreements will remain a liability of the Company Group in accordance with the terms thereof). Any material changes to
Section 5.8 of the Disclosure Letter proposed by Parent after the date hereof and at any time prior to the Closing shall be subject to Buyer’s prior written consent, with such changes that are approved in writing by the Buyer to be incorporated into a revised, amended and restated Section
5.8 of the Disclosure Letter.

(b)     Following the Restructuring, Parent shall retain in perpetuity the sole and exclusive right to waive the joint-client privilege held by Parent and the Company and/or any of the Transferred Entities covering legal services rendered at any time, irrespective of what information or communications the privilege covers, regardless of whether the privileged material is a communication solely between Parent’s (or its Affiliates’) attorneys and the
Company and/or the Transferred Entities. Parent shall retain this right in all circumstances, including circumstances in which there is adversity between Parent and the Company and/or any of the Transferred Entities, and none of the Transactions shall affect this retention.

(c)     For the avoidance of doubt, all steps of the Restructuring shall be completed by Parent or its applicable Subsidiaries prior to or substantially concurrent with the
Closing.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1     Conditions Precedent to Obligations of the Parties. The respective obligation of each Party hereto to consummate the Transactions is subject to there not being in effect any Law or Order enacted or entered by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the Closing.

Section 6.2     Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date, of the following conditions:

(a)     the Restructuring shall have been completed prior to or substantially concurrent with the Closing in accordance with Section 5.8(a);

(b) the Parent Contribution shall have occurred prior to the Closing; and

(c) Parent and the Company Group shall have delivered to Buyer each of the deliverables set forth in Section 2.3.

Section 6.3     Conditions Precedent to Obligations of Parent. The obligation of Parent to consummate the Transactions is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date, of Buyer’s delivery of each of the deliverables set forth in Section 2.2.

ARTICLE VII
TERMINATION

Section 7.1     Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of Parent and Buyer;

(b)     by either Parent or Buyer, by written notice to the other, if any
Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such Order or other action is, or shall have become, final and non-appealable; provided; that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not be in material breach of any representation, warranty, covenant or agreement of such Party in this Agreement;

(c)     by either Parent or Buyer, by written notice to the other, if the Closing shall not have occurred on or before November 27, 2018 or such other date that Parent and Buyer may agree upon in writing; provided, however, that the Party seeking to terminate this
Agreement pursuant to this Section 7.1(c) shall not be in material breach of any representation, warranty, covenant or agreement of such Party in this Agreement;

(d)     by Parent, if (i) the conditions set forth in Section 6.1 and Section 6.2
(other than those conditions that by their nature are to be satisfied by actions taken at the
Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of Buyer’s failure to effect the Closing) have been satisfied or waived, (ii) Buyer fails to deliver the Purchase Price on or prior to the time that the Closing should have occurred pursuant to Section 2.1, (iii) Parent shall have given Buyer written notice following the satisfaction of such conditions to the extent specified in the foregoing clause (d)(i)
that Parent stood and continues to stand ready, willing and able to consummate the Issuance, and
(iv) Buyer fails to consummate the Issuance on or prior to the date that is three (3) Business Days after the delivery of the notice described in clause (d)(iii);

Section 7.2     Effect of Termination. In the event of termination of this Agreement as provided in this Article VII, this Agreement shall forthwith become null and void and have no effect and the obligations of the Parties under this Agreement shall terminate, except for the obligations set forth in Section 5.4, this Article VII, Section 9.1, Section 9.2, as well as the other provisions of Article IX to the extent applicable to such surviving sections; provided however, that (i) no Party shall be relieved or released from any Liability arising out of intentional fraud based on a false representation or its willful and intentional breach of any provision of this

Agreement or from any rights, claims, causes of action or remedies arising from such fraud or willful and intentional breach and (ii) without limiting the generality of clause (i), this Section
7.2 will not relieve or release Buyer from any liability (or otherwise impair Parent’s and the
Company’s right to pursue any remedies that may be available to them) in the event Parent terminates this Agreement pursuant to Section 7.1(d). Each Party’s rights of termination under this Article VII are in addition to any other rights it may have under this Agreement, applicable
Law or otherwise, and the exercise of a right of termination shall not constitute an election of remedies.

ARTICLE VIII
INDEMNIFICATION; CERTAIN REMEDIES

Section 8.1     Survival.

(a)     The representations and warranties of (i) Parent set forth in Sections 3.1,
3.2, 3.5 and 3.13 (together with the representations and warranties of Parent set forth in Section
3.7, the “Parent Fundamental Reps”), shall survive the Closing until the date that is five (5) years from the Closing Date, (ii) Parent set forth in Article III, excluding the Parent Fundamental
Reps, shall survive the Closing until the date that is twelve (12) months from the Closing Date,
(iii) Parent set forth in Section 3.7, shall survive the Closing until the date that is six (6) years from the Closing Date, (iv) Parent set forth in Section 3.11, shall survive the Closing until the date that is three and a half (3.5) years from the Closing Date, (v) Buyer set forth in Sections 4.1,
4.2, 4.5 and 4.7 (the “Buyer Fundamental Reps”) shall survive the Closing until the date that is five (5) years from the Closing Date and (vi) Buyer set forth in Article IV, excluding the Buyer
Fundamental Reps (the “Buyer Non-Fundamental Reps”), shall survive the Closing until the date that is twelve (12) months from the Closing Date.

(b)     The covenants and agreements of a Party set forth in this Agreement to be performed prior to the Closing shall not survive the Closing; provided, that Section 5.7 shall survive the Closing until the date that is twelve (12) months from the Closing Date. The covenants and agreements of a Party set forth in this Agreement to be performed at or following the Closing shall survive the Closing for the time period contemplated for performance (or, if no time period for performance is contemplated, until the third (3rd) anniversary of the Closing
Date) or, if earlier, until fully performed. Notwithstanding the foregoing, if a written claim or written notice is given in good faith under this Article VIII with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable period during which such representation, warranty, covenant or agreement survives, in each case as set forth in this
Section 8.1 (such period with respect to such representation, warranty, covenant or agreement, the “Survival Period”), the claim with respect to such representation, warranty, covenant or agreement shall continue until such claim is finally resolved. Any claims for indemnification for which notice under this Article VIII is not timely delivered prior to the end of the Survival
Period shall be expressly barred and are hereby waived.

Section 8.2     Indemnification by Parent.

(a)     Subject to the provisions of this Article VIII, Parent hereby agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and any Representatives of any of

the foregoing, and Buyer’s successors and assigns from and against, and shall compensate and reimburse them for, any and all Losses (regardless of whether or not such Losses relate to any
Third Party Claim) based upon, arising out of or resulting from:

(i)     any breach of or inaccuracy in any of the representations or warranties made by Parent in this Agreement; provided, that for purposes of this Section
8.2(a)(i) any limitations or qualifications regarding “materiality” or similar terms or qualifications limiting the scope of such representations or warranties of Parent shall be disregarded (other than as set forth in the definitions of Material Contract and Permitted
Liens, and the first sentence of Section 3.8(c), the last instance in Section 3.10, Section
3.11(i), Section 3.15, Section 3.16 and Section 3.18); or

(ii)     any breach of or failure to perform any of Parent’s or the
Company’s covenants or agreements contained in this Agreement.

(b)     Subject to the provisions of this Article VIII, Parent hereby agrees to defend, indemnify and hold harmless the Company for any and all Taxes (other than Taxes attributable to the Company or any of its Subsidiaries) required to be paid by the Company or any of its Subsidiaries to a taxing authority pursuant to Treasury Regulations Section 1.1502-6
(or any analogous or similar provision of U.S. state or local, or non-U.S. law) as a result of being a member of the GM Affiliated Group (or any other affiliated, consolidated, combined or unitary group of which the Parent is or was a member) during a pre-Closing Taxable Period (or portion thereof).

Section 8.3     Indemnification by Buyer.

Subject to the provisions of this Article VIII, Buyer hereby agrees to defend, indemnify and hold harmless the Company, Parent and each of their Affiliates, and any
Representatives of any of the foregoing, and each of the successors and assigns of any the foregoing, from and against, and shall compensate and reimburse them for, any and all Losses
(regardless of whether or not such Losses relate to any Third Party Claim) based upon, arising out of or resulting from:

(a)     any breach of or inaccuracy in any of the representations or warranties made by Buyer in this Agreement; provided that, for purposes of this Section 8.3(a), any limitations or qualifications regarding “materiality” or similar terms or qualifications limiting the scope of such representations or warranties of Buyer shall be disregarded; or

(b)     any breach of or failure to perform any of Buyer’s covenants or agreements contained in this Agreement.

Section 8.4     Indemnification Procedures. In the event that indemnification, compensation or reimbursement may be sought under this Article VIII (an “Indemnification
Claim”) in connection with (a) any action, suit or proceeding that may be instituted or (b) any claim that may be asserted, in each case by a third party (a “Third Party Claim”), the Party seeking indemnification, compensation or reimbursement hereunder (the “Indemnified Party”)
shall promptly give written notice of the assertion of such Indemnification Claim (which notice shall describe in reasonable detail the Indemnification Claim, the amount thereof (if known and quantifiable) and the basis thereof) to the Party from whom indemnification, compensation or reimbursement hereunder is sought (the “Indemnifying Party”) prior to the expiration of the applicable Survival Period set forth in Section 8.1; provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification, compensation or reimbursement obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying
Party shall have the right, at its sole option, to be represented by counsel of its choice (the cost of which will be borne solely by the Indemnifying Party), which must be reasonably satisfactory to the Indemnified Party, and to take sole control and defend against, negotiate, settle or otherwise deal with any Indemnification Claim and, if the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall notify the Indemnified
Party of its intent to do so within thirty (30) days (or sooner if the nature of the Indemnification
Claim so requires) of the receipt by the Indemnifying Party of the notice of the assertion of such
Indemnification Claim (the “Dispute Period”), subject to the limitations set forth in Section 8.5;
provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any
Indemnification Claim if such Indemnification Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnified Party that the
Indemnified Party reasonably determines, based on the written advice of its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnification Claim can be so separated from that for money damages, the
Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. If the Indemnifying Party within the Dispute Period elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim or fails to promptly notify the
Indemnified Party in writing of its election to defend as provided in this Agreement, the
Indemnified Party may defend against, negotiate, settle or otherwise deal with such
Indemnification Claim, subject to the limitations set forth in this Article VIII. If the
Indemnifying Party assumes the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) the employment of such counsel has been authorized in writing by the Indemnifying Party or (ii) outside counsel to the
Indemnified Party advises the Indemnified Party in writing that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any single
Indemnification Claim. The Parties agree to cooperate reasonably with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 8.4 to the contrary, (A) the Indemnifying Party shall not, without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment (each, a “Settlement”) unless (1) the claimant provides to the Indemnified Party an unqualified release from all Liability (without any admission of wrongdoing by the
Indemnified Party) in respect of the relevant Third Party Claim and (2) such Settlement does not impose any liabilities or obligations on the Indemnified Party (other than monetary damages) and
(B) the Indemnified Party, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, shall not settle any
Indemnification Claims.

Section 8.5     Limitations on Indemnification for Breaches of Representations and
Warranties.

Notwithstanding any provision of this Agreement or any Transaction Agreement to the contrary:

(a)     (i) Parent shall not have any indemnification, compensation or reimbursement obligations for Losses under Section 8.2 arising as a result of (A) a breach of the representations and warranties of Parent set forth in Article III, excluding the Parent
Fundamental Reps (the “Parent Non-Fundamental Reps”) or (B) a breach of or failure to perform any of Parent’s or the Company’s covenants or agreements contained in this Agreement (other than Section 5.7), with respect to any individual claim (or series of related claims) unless such claim (or series of claims) involves Losses in excess of $250,000 (nor shall such item be applied to or considered for purposes of calculating the Basket (as defined below)); (ii) Parent shall not have any indemnification, compensation or reimbursement obligations for Losses under
Section 8.2(a)(i) arising as a result of a breach of the Parent Non-Fundamental Reps unless and until the aggregate amount of all such Losses for which Parent is finally determined to be liable exceeds one percent (1%) of the Purchase Price (the “Basket”), and Parent shall only have indemnification obligations to the extent of the excess of such Losses over the Basket,
(iii) subject to clause (iv), in no event shall the aggregate indemnification, compensation and reimbursement to be paid by Parent for Losses under Section 8.2(a)(i) arising as a result of a breach of the Parent Non-Fundamental Reps (including those in Section 3.11) exceed ten percent
(10%) of the Purchase Price (the “Closing Cap”), (iv) in no event shall the aggregate indemnification, compensation or reimbursement obligations of Parent for Losses under Section
8.2(a)(i) arising as a result of a breach of the representations and warranties of Parent set forth in
Section 3.11, after taking into account the aggregate indemnification, compensation and reimbursement paid by Parent for Losses under Section 8.2(a)(i) arising as a result of a breach of any other Parent Non-Fundamental Reps, exceed twenty-five percent (25%) of the Purchase
Price, and (v) in no event shall the aggregate indemnification, compensation and reimbursement obligations to be paid by Parent for Losses under Section 8.2 exceed the Purchase Price.

(b)     (i) Buyer shall not have any indemnification, compensation or reimbursement obligations for Losses under Section 8.3 arising as a result of (A) a breach of the
Buyer Non-Fundamental Reps or (B) a breach of or failure to perform any of Buyer’s covenants or agreements contained in this Agreement, with respect to any individual claim (or series of related claims) unless such claims (or series of claims) involves Losses in excess of $250,000
(nor shall such item be applied to or considered for purposes of calculating the Basket); (ii)
Buyer shall not have any indemnification, compensation and reimbursement obligations for
Losses under Section 8.3(a) arising as a result of a breach of the Buyer Non-Fundamental Reps unless and until the aggregate amount of all such Losses, finally determined, exceeds the Basket;
provided, however, that from and after such time as the total amount of such Losses exceeds the
Basket, then Buyer shall be liable only for the portion that exceeds the Basket, (iii) in no event shall the aggregate indemnification, compensation and reimbursement to be paid by Buyer for all
Losses under Section 8.3(a) arising as a result of a breach of the Buyer Non-Fundamental Reps exceed the Closing Cap, and (iv) in no event shall the aggregate indemnification, compensation or reimbursement to be paid by Buyer for Losses under Section 8.3 exceed the Purchase Price.

Section 8.6     Adjustments to Losses; Limitations on Remedies; Calculation of Losses.

(a)     If any Indemnifying Party is liable to pay an amount in discharge of any claim under this Agreement and any Indemnified Party or its Affiliates recovers from a third party (including any insurer but excluding any “self-insurance” maintained by the Indemnified
Party or its Affiliates) a sum which indemnifies, compensates or reimburses the Indemnified
Party or its Affiliates (in whole or in part) in respect of the Loss which is the subject matter of the claim, the Indemnified Party shall reduce or satisfy, as the case may be, such claim to the extent of such recovery less any reasonable out-of-pocket costs and expenses incurred in connection with receiving such recovery and any related increases in insurance premiums;
provided, however, that in no event shall any Indemnified Party have any obligation to seek or enforce any recovery from such third party.

(b)     To the extent a Loss for which indemnification is provided results in a reduction of Taxes payable by, or a Tax refund to, the Indemnified Party or its Affiliates
(determined on a “with and without” basis) in the Taxable Period in which such Loss was accrued for Tax purposes or the following two (2) Taxable Periods (a “Tax Benefit”), then the amount of the indemnity payment made pursuant to this Article VIII in respect of such Loss shall be reduced by the amount of such Tax Benefit. In the event such Tax Benefit is ultimately disallowed pursuant to a “determination,” as defined in Section 1313 of the Code, the
Indemnifying Party shall pay, no later than fifteen (15) days following the date of such determination, to the Indemnified Party the amount by which such indemnity payment was reduced as a result of the Tax Benefit. If any such Tax Benefit is not actually realized prior to the time the related indemnification payment is made, the Indemnified Party thereafter shall make payments in accordance with this Article VIII to the Indemnifying Party to reflect such
Tax Benefit.

(c)     No Indemnified Party shall be entitled to recover from any Indemnifying
Party (i) under this Article VIII more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement), or (ii) to the extent such Indemnified Party has already recovered for such Loss under any other Transaction
Agreement.

(d)     Notwithstanding anything to the contrary contained in this Agreement, in no event shall an Indemnifying Party have any liability under this Agreement to an Indemnified
Party (i) for any Losses that were not reasonably foreseeable, and (ii) for any punitive or exemplary damages, unless in each case of (i) and (ii), awarded by an arbitrator or
Governmental Authority to a third party and paid to such third party by an Indemnified Party,
(iii) for lost opportunities and (iv) for diminution or reduction in value premised upon application of a multiplier of any financial measure or of any similar item (including the application of a multiplier to loss of revenue, income or profits, loss of business reputation, goodwill or opportunity).

(e)     Any Indemnified Party’s right to indemnification, compensation or reimbursement under this Article VIII based on any breach of or inaccuracy in any representation or warranty of an Indemnifying Party under this Agreement or any breach of or failure to perform any covenant or agreement of an Indemnifying Party under this Agreement shall not be diminished or otherwise affected in any way as a result of: (i) the existence of such Indemnified
Party’s knowledge of such breach, inaccuracy or nonperformance as of the date of this
Agreement or as of the Closing Date, regardless of whether such knowledge exists as a result of the Indemnified Party’s investigation or as a result of disclosure by such Indemnifying Party
(other than in the Disclosure Letter or in the GM SEC Filings); or (ii) such Indemnified Party’s waiver of any condition to Closing set forth in Article VI.

Section 8.7     Payments. The Indemnifying Party shall pay to the Indemnified Party the amount of any Losses for which the Indemnifying Party is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than fifteen (15) days following any Final Determination of such Losses and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable
Order or judgment with respect to the subject matter of the claim or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the Parties have agreed to submit thereto.

Section 8.8    Mitigation. The Parties shall (and shall cause their respective Affiliates
to) cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article VIII, including by making commercially reasonable efforts to mitigate to the extent required by Law after becoming aware of any such claim.

Section 8.9     Exclusive Remedy. Other than for claims of intentional fraud based on a false representation in Article III or Article IV, the remedies set forth in this Article VIII shall be the sole and exclusive remedies of the Parties for any breach or alleged breach of any representation or warranty or any covenant or agreement in this Agreement. The Parties acknowledge and agree that, except as otherwise expressly provided in this Agreement, the remedies available in this Article VIII supersede any other remedies available at law or in equity including rights of rescission and claims arising under applicable Law, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action, whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party may have against another Party in respect of any breach of this Agreement. Notwithstanding the foregoing, this Section 8.9 shall not operate to (i)
limit the rights of the Parties with respect to claims of intentional fraud based on a false representation in Article III or Article IV, (ii) limit the rights of the Parties to seek remedies upon a termination to the extent otherwise permitted by Section 7.2; (iii) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) in accordance with Section 9.10 to require a Party to perform its obligations under this Agreement, or (iv) limit any Party’s rights or obligations pursuant to any other Transaction Agreement in accordance with the terms thereof. No past, present or future Representative of any Party (collectively, the
“Non-Party Affiliates”) shall have any liability (whether in Law (including in contract or in tort),

in equity or otherwise) related to this Agreement or for any claim or Legal Proceeding based on, in respect of or by reason of the Transactions except to the extent agreed to in writing by such
Non-Party Affiliate (including pursuant to the terms and conditions of any Transaction
Agreement).

Section 8.10     Treatment of Indemnity Payments. The Parties shall treat each payment made under this Article VIII as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1     Expenses. Except as expressly provided elsewhere in this Agreement or in any other Transaction Agreement, each Party shall bear its own Transaction Expenses.

Section 9.2     Notices.     All notices requests, demands, waivers and other
communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile or email (with written confirmation of transmission, excluding, however, any answer or confirmation automatically generated by electronic means (such as out-of-office replies)) or (c) one (1) Business Day following the day sent by overnight registered courier, in each case at the following addresses, email addresses and facsimile numbers (or to such other address, email address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision).

(a)     If to Buyer:

SoftBank Vision Fund (AIV M1) L.P.
c/o SB Investment Advisers (UK) Limited
69 Grosvenor Street
London, W1K 3JP
Attention: Spencer Collins
Email:      spencer.collins@softbank.com

and

SoftBank Vision Fund (AIV M1) L.P.
c/o SB Investment Advisers (US), Inc.
1 Circle Star Way, 4F
San Carlos, CA 94070
Attention: Brian Wheeler
Email:         brian.wheeler@softbank.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway, Suite 400
Redwood Shores, California 94065

Attention: Kyle Krpata
Fax:     (650) 802-3100
Email:      kyle.krpata@weil.com

and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James Griffin
Fax: (214) 746-7777
Email: james.griffin@weil.com

(b)     If to Parent:

General Motors Company
300 Renaissance Center
Detroit, Michigan 48265
Attention: Craig Glidden
Ann Cathcart Chaplin
Email: craig.glidden@gm.com
ann.cathcartchaplin@gm.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Peter Martelli and Jonathan L. Davis
Fax: (212) 446-4900
Email: peter.martelli@kirkland.com and
jonathan.davis@kirkland.com

(c)     If to the Company:

General Motors Company
300 Renaissance Center
Detroit, Michigan 48265
Attention: Matt Gipple
Ann Cathcart Chaplin
Email:      mgipple@getcruise.com
ann.cathcartchaplin@gm.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention: Peter Martelli and Jonathan L. Davis
Fax:      (212) 446-4900
Email:      peter.martelli@kirkland.com and
jonathan.davis@kirkland.com

Section 9.3    Interpretation. When a reference is made in this Agreement to “Sections,”
“Exhibits” or “Disclosure Letter” such reference shall be to a section of, an exhibit of, or the
Disclosure Letter to, this Agreement unless otherwise indicated. References to this Agreement shall include the Disclosure Letter. The table of contents and headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or
“including” are used in this Agreement, they shall be deemed to be followed by the words
“without limitation.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender.
The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. Any references to dollar amounts shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The terms “$” and “dollars” means United States Dollars. All references to
“day” shall be deemed to mean “calendar day”. No rule of construction against the draftspersons shall be applied in connection with the interpretation or enforcement of this Agreement, as this
Agreement is the product of negotiation between sophisticated parties advised by counsel.

Section 9.4     Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto), the Disclosure Letter and the Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements, undertakings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.5     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the
State of Delaware.

Section 9.6     Submission to Jurisdiction; Consent to Service of Process.

(a)     The Parties hereby irrevocably submit to the personal jurisdiction of the
Delaware Court of Chancery, and appellate courts having jurisdiction of appeals from such court, or, if such court is not available, in any state or federal court located in the State of Delaware.
The Parties hereby consent to and grant any such court exclusive jurisdiction over the person of such Parties and, to the extent permitted by law, the exclusive jurisdiction over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO
INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH
PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT
SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION
DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE
TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES
AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF
ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH
OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE
THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS
CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS
WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER
INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND
CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable,
(a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.8    Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be null, void and of no effect.

Section 9.9    Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party to this Agreement except as contemplated by Section
8.2 or Section 8.3.

Section 9.10     Specific Performance. Each Party acknowledges and agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each Party accordingly agrees that, in addition to any other remedies available under applicable Law or this Agreement, each Party shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 9.11     Counterparts.     This Agreement may be executed in one or more
counterparts, including facsimile or pdf counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 9.12     Additional Definitions.

In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person; and the term “control” (including the terms
“controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
For the avoidance of doubt, neither the Company nor any of the Transferred Entities shall be deemed an Affiliate of Buyer or any of its Affiliates.

“Applicable ABAC Laws” means all laws and regulations applying to the
Company Group, an Associated Person of the Company Group and/or Buyer, prohibiting bribery or some other form of corruption, including fraud, tax evasion, insider dealing and market manipulation.

“Applicable AML Laws” means all laws and regulations applying to the
Company Group, an Associated Person of the Company Group and/or the Buyer,
prohibiting money laundering, including attempting to conceal or disguise the identity of illegally obtained proceeds.

“Applicable Trade Laws” means all Sanctions, import and export laws and regulations, including but not limited to economic and financial sanctions, export controls, anti-boycott and customs laws and regulations applicable to the Company
Group, an Associated Person of the Company Group and/or the Buyer.

“Associated Person” means, in relation to any Person, another Person
(including a director, officer, employee, consultant, agent or other representative) who or that has acted or performed services for or on behalf of such original Person but only with respect to actions or the performance of services for or on behalf of such original Person rather than with respect to actions or the performance of services unrelated to such original Person.

“Blocked Person” means any of the following: (a) a Person included in a restricted or prohibited list pursuant to one or more of the Applicable Trade Laws, including any Sanctioned Person; (b) an entity in which one or more Sanctioned Persons has in the aggregate, whether directly or indirectly, a fifty percent (50%) or greater equity interest; or (c) an entity that is controlled by a Sanctioned Person such that the entity, itself, would be considered a Sanctioned Person.

“Burdensome Condition” means (a) any material limitation, other than limitations expressly set forth in the LLC Agreement, (i) on Buyer’s right to designate, appoint, remove and replace the SVF Director (as defined in the LLC Agreement) or
(ii) on the SVF Director’s ability to fully serve on the Board of Directors of the Company or any subcommittee thereof (other than the Audit, Compensation or Cyber Committees);
(b) any restriction or prohibition on the ability of any member of the Company Group to work with or communicate with Buyer or any of its Affiliates that would materially and adversely affect the strategic benefits to Buyer of Buyer’s investment in the Company; or
(c) any material adverse change to, or any material adverse limitation on, the nature or scope of the AVCo Business (as defined in the IP Matters Agreement). Notwithstanding the foregoing, any limitation, restriction, prohibition or change involving the following shall not in itself or collectively be considered a Burdensome Condition: (A) any requirement that a Governmental Authority approve the identity of the SVF Director; (B)
any requirement imposed by a Governmental Authority that commercial transactions (or any work or communication) between a member of the Company Group, on the one hand, and Buyer of any of its Affiliates, on the other hand, be at arm’s length (or any parameters related to the determination of whether a transaction is arm’s length); (C) any limitation or prohibition on the ability of any member of the Company Group, on the one hand, and Buyer or any of its Affiliates, on the other hand, to do business with each other in up to two Unsanctioned Territories (other than the United States) or in any Sanctioned
Territory or (D) any limitation or prohibition on the ability of any member of the
Company Group to do business in up to two Unsanctioned Territories (other than the
United States) or in any Sanctioned Territory.

“Business Day” means any day of the year on which national banking institutions in New York and Tokyo, Japan are open to the public for conducting business and are not required or authorized to close.

“CFIUS” means the Committee on Foreign Investment in the United
States.

“CFIUS Approval” means any of the following: (a) CFIUS shall have concluded that the Transactions do not constitute a “covered transaction” and are not subject to review under Section 721 of the U.S. Defense Production Act of 1950;
(b) CFIUS shall have issued a written notification that it has concluded its review (and, if applicable, any investigation) of the notice filed with it in connection with the
Transactions and determined that there are no unresolved national security concerns with respect to such transactions; or (c) if CFIUS has sent a report to the President of the
United States requesting the President’s decision with respect to the Transactions either
(i) the period under Section 721 of the Defense Production Act of 1950 during which the
President may announce his decision to take action to suspend or prohibit the
Transactions shall have expired without any such action being announced or taken, or (ii)
the President shall have announced a decision not to take any action to suspend or prohibit the Transactions.

“Class A-1-A Preferred Shares” means the class A-1-A preferred shares of the Company.
“Class A-2 Preferred Shares” means the class A-2 preferred shares of the
Company.
“Class C Common Shares” means the class C common shares of the
Company.
“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding Law).

“Company Group” means the Company and the Transferred Entities.

“Company Group Intellectual Property” means Intellectual Property owned or purported to be owned by the Company Group.

“Company Group Software” means any Software owned or purported to be owned by the Company Group.

“Company IT Systems” means Software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems that are used by or on behalf of the Company Group to operate the business of the Company Group as currently conducted (including processing, storing and maintaining data), whether owned, leased or licensed by the Company Group, but excluding any of the foregoing included or intended to be included in the Company
Group’s products, or licensed or otherwise made available to the Company Group’s customers or end users.

“Contract” means any contract, license, lease, sublease, loan or credit agreement, indenture, note, debenture, bond, mortgage or deed of trust or other agreement or other legally binding instrument.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any corresponding provision or provisions of succeeding Law).

“Existing LLC Agreement” means the Limited Liability Company
Agreement, dated as of May 23, 2018.

“GAAP” means generally accepted accounting principles in the United
States, consistently applied by GM PubCo and as of the date of this Agreement.

“GM Affiliated Group” means the affiliated group of corporations of which GM PubCo is the “common parent,” within the meaning of Section 1504 of the
Code.

“Governmental Authority” means any government or governmental, administrative or regulatory body thereof, whether Federal, State, local or foreign, or any agency or instrumentality thereof and any court, tribunal or judicial or arbitral body thereof.

“Intellectual Property” means rights in and to any of the following in any jurisdiction throughout the world: (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part or reissues of patent applications, and patents issuing thereon; (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names, and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor and any renewals or extensions thereof; (d) non-public, proprietary information, trade secrets, or know-how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”); and (e) any intellectual property rights arising from or related to Technology.

“Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between Parent or a Subsidiary of Parent (other than the members of the
Company Group), on the one hand, and a member of the Company Group, on the other hand.
“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of such persons listed in Section 9.12(a) of the Disclosure Letter, in each case after reasonable inquiry or investigation.

“Knowledge of Parent” means the actual knowledge of such persons listed in Section 9.12(b) of the Disclosure Letter, in each case after reasonable inquiry or investigation; provided, however, that Knowledge of Parent excludes any analysis or searches regarding non-infringement, invalidity or enforceability of Intellectual Property
(including freedom to operate and clearance searches).

“Law” means any and all statutes, laws, ordinances, rules, regulations,
Orders, decrees, case law and other rules of law enacted, promulgated or issued by any
Governmental Authority.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, easement, servitude, transfer restrictions, encroachment, reservation, or other similar restriction.

“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other fees and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Material Adverse Effect” means any change, effect, event, occurrence or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, properties or results of operations of the Company Group, taken as a whole;
provided, however, that no Effect (by itself or when aggregated with any other Effect)
resulting from, arising out of or relating to, any of the following shall be deemed to constitute a Material Adverse Effect or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) to the extent that such conditions or changes do not disproportionately affect the Company Group relative to other participants in the industries and geographic locations in which the
Company Group participates, (A) any Effect resulting from or arising out of general economic or political conditions or changes in such conditions (including acts of terrorism or war), (B) any Effect affecting the industries in which the Company Group operates, and (C) any Effect arising in connection with earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions and (ii) any failure, in and of itself, to meet internal projections or forecasts or revenue or earnings predictions for the business of the Company Group for any period (but not the underlying reasons for or factors contributing to such failure, unless otherwise contemplated by the exceptions in clause (i) of this definition).

“OFAC” means the Office of Foreign Assets Control of the U.S.
Department of the Treasury.

“Open Source” means any Software that is, or that contains or is derived in any manner (in whole or in part) from any Software that is, distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including, without limitation, any Software licensed under the GNU General Public License, the GNU Library General Public
License, the GNU Lesser General Public License, the Affero General Public License, the
Mozilla Public License, the Common Development and Distribution License, the Eclipse
Public License or any Creative Commons “sharealike” license.

“Parent Intellectual Property” Intellectual Property owned or purported to be owned by Parent or its Subsidiaries (other than the Company Group) that was either
(a) developed by the Company Group (or its employees) and used primarily by the
Company Group in the conduct of the business of the Company Group as currently conducted or (b) otherwise developed for the benefit of and used exclusively by the
Company Group in the conduct of the business of the Company Group as currently conducted.

“Parent Software” means any Software owned or purported to be owned by the Parent or its Subsidiaries (other than the Company Group) that was either
(a) developed by the Company Group (or its employees) and used primarily by the
Company Group in the conduct of the business of the Company Group as currently conducted or (b) otherwise developed for the benefit of and used exclusively by the
Company Group in the conduct of the business of the Company Group as currently conducted.
“Parties” means each of the parties to this Agreement.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization,
Governmental Authority or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Company Group in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or application, and
(c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal
Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (or otherwise in accordance with applicable accounting standards); (b) statutory Liens of landlords, lessors or renters for amounts not yet due or payable or that are being contested in good faith, (c) Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, arising or incurred in the ordinary course of business; (d) customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar non-monetary charges or encumbrances of record not interfering with the ordinary conduct of the business of the Company Group consistent with past practice which do not and would not be reasonably expected to impair the use, operation or occupancy of the assets of the Company Group and do not secure indebtedness; (e) Liens that will be released prior to or as of the Closing; (f) non-exclusive licenses of or grants of rights to
Intellectual Property entered into in the ordinary course of business (including with respect to manufacturing, customer, supply, distribution, retail and marketing agreements); and (g) Liens that do not materially impair the current use of, or the ability to exercise rights of ownership over, the property subject thereto.

“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border)
of Personal Information, including the Federal Trade Commission Act, state laws concerning privacy policies, including the California Online Privacy Protection Act
(CalOPPA) and the Delaware Online Privacy and Protection Act (DOPPA), laws governing biometric data including the Illinois Biometric Information Privacy Act
(BIPA), EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, European Union Data
Protection Directive, and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Representatives” means the directors, officers, employees, agents and advisors (including legal, financial, accounting and marketing advisors) of a Person.

“Sanctioned Person” means (a) (i) any Persons identified in the List of
Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List,
the E.O. 13599 List, or the Sectoral Sanctions Identifications List, in each case administered by OFAC, and any other sanctions or similar lists administered by any agency of the U.S. Government, including the U.S. Department of State and the U.S.
Department of Commerce and (ii) any Persons owned or controlled, directly or indirectly, by such Person or Persons; (b) any Persons identified on any sanctions lists of the
European Union, the United Kingdom or any other jurisdiction; (c) Persons identified on any list of sanctioned parties identified in a resolution of the United Nations Security
Council; and (d) any Persons located, organized or a resident in a Sanctioned Territory.

“Sanctioned Territory” means, at any time, a country or geographic region which is itself the subject or target of any comprehensive Sanctions within the past five years, which includes: Crimea, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctions” means (a) the economic sanctions and trade embargo Laws, rules, regulations, and executive orders of the United States, including, but not limited to, those administered or enforced from time to time by OFAC or the U.S. Department of
State, the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), and
the Trading with the Enemy Act (50 App. U.S.C. §§1 et seq.); and (b) any other similar and applicable economic sanctions and trade embargo Laws, rules, or regulations of any foreign Governmental Authority, including but not limited to, the European Union, the
United Kingdom, and the United Nations Security Council.

“Subsidiary” means, with respect to any Person (a) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is, at the date of determination thereof, beneficially owned by such Person, by one or more Subsidiaries or such Person or by such Person and one or more Subsidiaries thereof, or (b) any other
Person (other than a corporation), including a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially owns at least a majority of the ownership interests entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (c) data, databases and compilations of data, whether machine readable or otherwise; and (d)
documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.

“Tax Return” means all returns, declarations, reports, estimates, information returns, statements and other documents filed or required to be filed in respect of Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Taxes” means (a) all federal, state, county, local, non-U.S. or other income, gross receipts, ad valorem, margin, franchise, single business, production, profits, sales or use, transfer, registration, capital gains, excise, recapture, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, documentary, stamp, occupation, premium, windfall profits, net proceeds, gain, customs duties, unemployment, disability, value added, alternative or add on minimum, estimated or any other taxes, governmental charges, duties, levies, fees or similar assessments in the nature of a tax and imposed by any Governmental Authority, whether disputed or not, and (b) any fines, penalties, interest, additional tax or additions to tax with respect thereto, imposed, assessed or collected under the authority of any Governmental
Authority.

“Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), and other similar items.

“Transaction Agreements” means (a) this Agreement, (b) the LLC
Agreement, (c) the Engineering and Design Services Agreement (d) the IP Matters
Agreement, (e) the Indemnity Agreement, (f) the Services Agreement, (g) the
Commercial Agreements and (h) the Standstill Agreement.

“Transaction Expenses” means all fees and expenses (including legal, accounting, financial advisory and other professional fees and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, each of the Transaction Agreements and the consummation of purchase and sale of the
Buyer Shares and each other transaction contemplated to occur prior to Closing hereunder and thereunder.

“Transactions” means the transactions contemplated by this Agreement and each of the Transaction Agreements, including, for the avoidance of doubt, the
Restructuring.

“Transferred Entities” means GM Cruise LLC and Strobe, Inc.

“Unsanctioned Territory” means, at any time, a country or geographic region that is not a Sanctioned Territory.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Laws.

For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                   Section
2017 Form 10-K                        Section 3.15(a)
Affiliate Transaction                        Section 3.14
Agreement                            Preamble
AVCo Equity Interests                    Section 3.5(c)
Basket                                Section 8.5(a)(i)
Benefit Plan                            Section 3.8(c)
Buyer                                Preamble
Buyer Fundamental Reps                    Section 8.1(a)
Buyer Non-Fundamental Reps                Section 8.1(a)
Buyer Shares                            Section 1.1
Closing                             Section 2.1
Closing Cap                             Section 8.5(a)(i)
Commercial Agreement                     Section 5.6(b)
Commercial Agreement Term Sheets                 Section 5.6(c)
Company                             Preamble
Company Group IP                         Section 3.11(a)

Term                                  Section
Company IT Systems                         Section 3.11(g)
Company Properties                         Section 3.17
Disclosure Letter                         Article III Preamble
Dispute Period                             Section 8.4
EIP                                 Section 5.2
Engineering Design Services Agreement             Recitals
Financial Statements                         Section 3.15(a)
GM PubCo                             Recitals
GM SEC Filings                          Article III Preamble
Inbound Intellectual Property License             Section 3.9(a)(viii)
Indemnification Claim                     Section 8.4
Indemnified Party                         Section 8.4
Indemnifying Party                         Section 8.4
Indemnity Agreement                         Recitals
Intercompany Agreements                     Section 5.7(b)
IP Matters Agreement                         Recitals
Legal Proceedings                         Section 3.6
LLC Agreement                         Recitals
Non-Party Affiliates                         Section 8.9
Order                                 Section 3.3
Parent                                 Preamble
Parent Contribution                         Section 5.6(a)
Parent Fundamental Reps                     Section 8.1(a)
Parent Non-Fundamental Reps                 Section 8.1(a)
Parent Shares                             Section 5.6(a)
Permits                             Section 3.3
Purchase Price                             Section 1.1
Restructuring                             Section 5.8(a)
Securities Act                             Section 3.5(b)
Services Agreement                         Recitals
Settlement                             Section 8.4
Survival Period                         Section 8.1(b)
Tax Benefit                             Section 8.6(b)
Third Party Claim                         Section 8.4
Trade Secrets                             Section 9.12

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